Exhibit 99.1

Contact:

Andrew Cole/Robin Weinberg

Citigate Sard Verbinnen

212-687-8080

SeraCare Names Cathryn Low Interim Chief Financial Officer

OCEANSIDE, Calif., April 6, 2006 — SeraCare Life Sciences, Inc. (“SRLSQ”) today announced that it has appointed Cathryn Low as its interim Chief Financial Officer (CFO). Ms. Low is a Turnaround and Workout Specialist at Prolman Associates, a firm specializing in business turnarounds and management of Chapter 11 reorganizations. She is expected to serve as interim CFO of SeraCare until a permanent replacement is identified.

Ms. Low, 53, has provided interim financial management to public and privately held businesses since 1987, both inside and outside of the Chapter 11 process. She has also held several senior financial and operational management positions, including serving as Senior Vice President and CFO of Yankee Bank in Boston and as CEO of Colts Manufacturing, Inc. In addition, since September 2000, Ms. Low has been a commercial real estate sales and investment advisor with Langston & Low, providing services to ACI Commercial, Inc. from September 2000 to February 2005 and to Burnham Real Estate Services, Inc. from March 2005 to the present. The Bankruptcy Court in San Diego appointed her a Bankruptcy Examiner in 1999.

Tom Lawlor, Chief Operating Officer, stated: “We are very pleased to bring someone of Cathryn’s caliber and expertise on board to assist us during the restructuring process. Cathryn has extensive experience with corporate turnarounds, and she possesses the financial and restructuring skills necessary to help us improve our accounting and financial reporting infrastructure. We look forward to working with Cathryn as we progress through the Chapter 11 process.”

Ms. Low earned a B.A. in biological sciences from Mount Holyoke College and an MBA in finance and accounting from Columbia University.

Separately, SeraCare announced today that, following a previously announced request from the Securities and Exchange Commission (SEC) for a voluntary production of certain documents, the Company has received a subpoena from the SEC. The subpoena calls for the production of the documents that were originally requested, as well as additional documents. The Company continues to cooperate fully with the SEC in this matter.

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at http://www.seracare.com.

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